EXHIBIT 99.1

WorldHeart Reports 2009 Financial Results

SALT LAKE CITY, March 1, 2010 — (“WorldHeart”; Nasdaq: WHRT) - World Heart Corporation, a developer of mechanical circulatory systems, today reported the net loss for the year ended December 31, 2009 of $16.7 million, or a $1.26 loss per basic and diluted share, compared to a $25.3 million net loss, or a $4.37 loss per basic and diluted share in 2008. The decrease was primarily the result of one-time, non-cash clinical and marketing expenses of $6.5 million and one-time debt inducement expense of $3.9 million that we recognized in 2008 related to warrants issued to a strategic partner and the subsequent conversion of debt to common stock.  The decrease in clinical and marketing expenses and the debt inducement expense in 2009 was offset by increases in research and development expenses as well as selling, general and administrative expenses.  These increased costs are associated with the preparation for the Levacor™ VAD Bridge-to-Transplant (BTT) clinical study which received unconditional approval from the U.S. Food and Drug Administration in January 2010.

Revenues were $5,000 for the year ended December 31, 2009, as compared to $1.7 million for the year ended December 31, 2008. The decrease in revenue from 2008 to 2009 is the result of our November 2006 decision to suspend our commercial efforts with respect to the Novacor LVAS and focus our efforts and resources in the development of the Levacor VAD.  In 2007 and 2008, we made the Novacor LVAS available to medical centers only until our inventory was depleted, which occurred in mid-2008. Additionally, we did not have any SPUS (Segmented Poly Urethane Solution) revenue in 2009 as compared to $785,000 in 2008.  The decrease is a result of this revenue being associated with one customer who placed no orders in 2009.

At December 31, 2009 our balance sheet reflected $6.1 million in cash, cash equivalents and marketable investment securities, which is exclusive of the $7.1 million in net proceeds from the January 2010 private placement. This compares to $20.7 million in cash and cash equivalents at December 31, 2008.

“With our unconditional approval for the BTT clinical study in January coupled with the financing we recently completed, we are well positioned to move our Levacor VAD program forward.  We are excited to offer the world’s only fully magnetically levitated, bearingless, implantable centrifugal pump to heart failure patients in the U.S.,” added Mr. J. Alex Martin, President and Chief Executive Officer.

About WorldHeart

WorldHeart is a developer of mechanical circulatory support systems headquartered in Salt Lake City, Utah. World Heart’s registered office is in Delaware, USA.

Forward-Looking Statements

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to the proposed use of proceeds, of the private placement, increase in shareholder value, access to investment capital, and the growth of WorldHeart’s overall business,  as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: WorldHeart’s need for additional capital in the future; risks in product development, regulatory approvals and market acceptance of and demand for WorldHeart’s products; risks involved in the Levacor VAD Bridge-to-Transplant (BTT) clinical study; and other risks detailed in WorldHeart’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

Contact:  Mr. Morgan R. Brown, Executive Vice President and Chief Financial Officer of World Heart Corporation, +1-801-303-4361

www.worldheart.com

WORLD  HEART CORPORATION

Condensed Consolidated Balance Sheets

(United States Dollars)

(Unaudited)

	December 31, 2009	December 31, 2008
ASSETS
Current assets
Cash and cash equivalents	$5,562,670	$20,703,724
Marketable investment securities	499,417	—
Trade and other receivables, net	18,907	322,548
Inventory, net	341,614	—
Prepaid expenses and other current assets	271,966	458,294
	6,694,574	21,484,566
Long-term assets
Property and equipment, net	879,833	651,572
Intangible assets, net	—	107,916
Other long-term assets	36,360	156,360
	916,193	915,848
Total assets	$7,610,767	$22,400,414

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,522,199	$1,388,675
Accrued compensation	645,306	897,086
Note payable - short term	102,877	—
Deferred rent	18,967	3,671
	2,289,349	2,289,432
Long-term liabilities
Note payable - long term	580,123	—
Other long term liabilities	82,309	—
Total liabilities	2,951,781	2,289,432

Commitments and Contingencies

Shareholders’ equity
Common stock, no par value, 13,312,265 shares issued and outstanding	325,279,751	325,087,252
Additional paid-in-capital	18,389,635	17,323,629
Cumulative other comprehensive loss	(6,285,577)	(6,285,577)
Accumulated deficit	(332,724,823)	(316,014,322)
Total shareholders’ equity	4,658,986	20,110,982
Total liabilities and shareholders’ equity	$7,610,767	$22,400,414

WORLD HEART CORPORATION

Condensed Consolidated Statements of Operations

(United States Dollars)

(Unaudited)

	Year Ended December 31,
	2009	2008

Revenue	$4,765	$1,732,143
Cost of goods sold	(212,975)	(992,197)

Gross profit (loss)	(208,210)	739,946

Operating expenses
Research and development	10,111,152	9,047,531
Selling, general and administrative	5,682,295	4,752,372
Clinical and marketing support	—	6,478,619
Restructuring costs	577,666	131,431
Amortization of intangibles	107,916	191,424

Total operating expenses	16,479,029	20,601,377

Operating loss	(16,687,239)	(19,861,431)

Other income (expenses)	(23,262)	(5,455,353)
Net loss	$(16,710,501)	$(25,316,784)

Weighted average number of common shares outstanding: basic and diluted	13,273,430	5,798,940

Basic and diluted loss per common share	$(1.26)	$(4.37)